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                                                                    Exhibit 10.2

                          NORTEL NETWORKS CORPORATION
                        MEETING OF THE BOARD OF DIRECTORS
                                JANUARY 24, 2002

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Directors' Remuneration

                  RESOLVED, That, commencing with effect on January 1, 2002, each Director of the Corporation who is not a salaried employee of the Corporation or any of its subsidiaries (a "Nortel Networks Company") and Mr. J.A. Roth (who, for greater certainty is a salaried employee of the Corporation and would not otherwise receive compensation for serving as a Director of the Corporation), shall no longer receive stock options as an annual Board retainer and, for greater certainty, no annual Board retainer fee shall be paid;

                  RESOLVED, That, effective January 1, 2002, each member of a Board Committee who is not a salaried employee of a Nortel Networks Company and Mr. J.A. Roth, shall be paid remuneration for services, as a member of each Board Committee on which the member sits a retainer fee at the rate of US$12,500 per annum; except that a retainer fee at the rate of US$6,250 per annum shall be paid to any member of a Board Committee who is also a member of an identical committee of the Nortel Networks Limited ("NNL") Board of Directors;

                  RESOLVED, That, effective January 1, 2002, any Chairman of a Board Committee who is not a salaried employee of a Nortel Networks Company and Mr. J.A. Roth, shall be paid, in addition to the member's retainer, a retainer fee at the rate of US$7,500 per annum, except that an additional retainer fee at the rate of US$3,750 per annum shall be paid to any Chairman of a Board Committee who is also chairman of an identical committee of the NNL Board of Directors;

                  RESOLVED, That the Directors entitled to the remuneration provided for in the preceding resolutions shall be reimbursed for the reasonable travel and living expenses properly incurred by them in attending any meeting of the Board of Directors or its Committees;

                  RESOLVED, That the remuneration provided for in these resolutions shall be paid quarterly, in arrears, in U.S. currency or, at the request of a Director, in the Canadian dollar equivalent thereof;

                  RESOLVED, That, for greater certainty, Directors shall not be paid an additional fee for attendance at Board or Committee meetings;